Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
ZILA, INC.
     Zila, Inc., a Delaware (hereinafter called the “Corporation”), does hereby certify as follows:
     FIRST: Paragraph 1 of Article 4 of the Corporation’s Certificate of Incorporation is hereby amended in its entirety to read as follows:
     “4. The total number of shares of capital stock which the Corporation shall have authority to issue is 32,500,000, divided into 30,000,000 shares of common stock of the par value $.001 per share and 2,500,000 shares of preferred stock of the par value of $.001 per share. Effective upon the filing of this Certificate of Amendment with the Delaware Secretary of State (the “Effective Time”), every seven (7) issued and outstanding shares of common stock of the Corporation will without any further action be combined into and automatically become one (1) issued and outstanding share of common stock of the Corporation (the “Reverse Split”). All shares of common stock held by a stockholder that are so split will be aggregated subsequent to the Reverse Split. If the effect of the Reverse Split results in certain stockholders holding fractional shares, fractional shares will be issued to such stockholders; no cash payments will be made by the Corporation in lieu of the issuance of fractional shares. Further, every right, option and warrant to acquire seven (7) shares of common stock of the Corporation outstanding immediately prior to the Effective Time will as of the Effective Time and without any further action automatically be converted into the right to acquire one (1) share of common stock of the Corporation upon the terms of such right, option or warrant (except that the exercise or purchase price of such right, option or warrant shall be proportionately increased).”
     SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.
     IN WITNESS WHEREOF, Zila, Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this                      day of September, 2008.

ZILA, INC.

By:

Name:	Gary V. Klinefelter
Title:	Vice President and General Counsel